SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2013 (April 25, 2013)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-08052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Upon reaching the mandatory retirement age for non-employee directors, Sam R. Perry retired from the Board of Directors immediately prior to the convening of the Annual Meeting of Shareholders on April 25, 2013.

(e)	On April 25, 2013, the shareholders of Torchmark Corporation approved the Torchmark Corporation 2013 Management Incentive Plan. Compensation paid pursuant to this plan is intended, to the extent reasonable, to qualify as “performance-based compensation” not subject to the limitations of Internal Revenue Code Section 162(m) on tax deductibility of executive compensation in excess of $1 million.

Summary of the 2013 Management Incentive Plan

Administration. The Management Incentive Plan will be administered by the Compensation Committee of the Board, which, in accordance with the Compensation Committee’s charter, will always be comprised of at least three directors. Each of the directors on the Compensation Committee must be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the Code). All questions of Plan interpretation will be determined by the Compensation Committee and its decisions will be final and binding on all participants. The Compensation Committee will interpret the Management Incentive Plan in a manner consistent with the requirements to qualify payments made under the Management Incentive Plan as deductible “performance-based” compensation under Section 162(m).

Eligibility and Participation. Persons eligible to participate in the Management Incentive Plan will include all “covered employees”, as defined in Section 162(m) of the Code and current IRS guidance thereunder, meaning those employees who, on the last day of the Company’s taxable year, are the Chief Executive Officer of the Company and the three highest paid executive officers for the taxable year (other than the Chief Executive Officer(s) and the Chief Financial Officer) whose compensation is required to be reported to shareholders in the Summary Compensation Table in the Proxy Statement. Additionally, the Compensation Committee may annually designate any other officer or key employee of the Company or a subsidiary of the Company to participate in the Management Incentive Plan. In total, 15 employees (including all of the Company’s executive officers who are named in the Summary Compensation Table in this Proxy Statement) are currently eligible to participate in the Management Incentive Plan and seven employees have been designated to participate in the Management Incentive Plan for the current fiscal year.

Bonus Pool. The Management Incentive Plan provides that each year the Compensation Committee will establish a bonus pool from which all participants in the Management Incentive Plan will be paid subject to the attainment of the pre-determined performance criteria discussed below. The amount of the total bonus pool for the calendar year is determined by taking a percentage, not to exceed 3.0%, of the Company’s pre-tax operating income for the year. Pre-tax operating income is defined by the Company as income, before taxes, excluding realized investment losses and certain other nonoperating items, nonrecurring items and discontinued operations which may vary from year to year. The actual percentage for determining the amount of the bonus pool is to be determined by the Compensation Committee not later than 90 days after the beginning of each year. In the event that the maximum total amount of bonuses payable to all of the “covered employees” in a given calendar year would exceed 100% of the bonus pool in that year, then the maximum bonus amount payable to each covered employee will be reduced pro rata among all of the “covered executives” such that the maximum total amount of bonuses payable shall equal 100% of the bonus pool for such year.

Threshold, Target and Maximum Bonus Amounts. Each year, the Compensation Committee will determine, with input from the Chief Executive Officer(s) for executive officers other than the Chief Executive Officer(s), threshold, target and maximum bonus amounts for all participants in the Management Incentive Plan with respect to such year, as well as the method for computing whether all, some portion but less than all, or none of the bonus amount for a participant has been earned based on the degree to which the performance objectives have been satisfied. The maximum bonus amount payable under the Management Incentive Plan to a principal executive officer for a calendar year will not exceed 30% of the total bonus pool for that year. The maximum bonus amount payable under the Management Incentive Plan to each of the other “covered employees” for a calendar year will not exceed 10% of the total bonus pool for that year. The maximum bonus amount which may be paid to any single participant in any one fiscal year is $8,000,000 and a minimum of zero may be paid.

Performance Criteria and Objectives. Under the Management Incentive Plan, the Compensation Committee will establish in writing the performance objectives and threshold, target and maximum bonus awards for each participant not later than 90 days after the beginning of each year. The performance objectives that must be met in order for the Company to pay bonuses to participants will be based on one or more of the following criteria: (1) for officers of the Company who are named executive officers (including any “covered employees” within the meaning of Section 162(m) of the Code), growth in net operating income per share, pre-tax operating income, return on equity cash flow, premium or sales growth, stock performance, total shareholder return, expense efficiency ratio, revenue, economic value added, shareholder value added, expense ratio, loss ratio, profit margin, investment income, return on capital and/or return on invested capital, or growth in insurance operating income, underwriting income and/or insurance premium; and (2) for any other participants in the Management Incentive Plan, such other criteria as may be determined by the Compensation Committee. The criteria selected by the Compensation Committee may be used alone or in combination and may be expressed in Company-wide terms or relating to the performance of a division, business unit, region, department or function within the Company or a subsidiary. Actual performance relative to the established objective(s) will determine the extent to which the bonus amount will be paid for the year.

Calculation and Payment of Annual Awards. At the end of the performance period, the Compensation Committee will be required to determine the extent to which performance objectives have been met by a participant and certify the same in writing before any bonus is actually paid. The Management Incentive Plan gives the Compensation Committee the right, in its sole discretion, to reduce the amount to be paid based upon that committee’s assessment of the participant’s individual performance or for any other reason. The Management Incentive Plan does not permit the Compensation Committee to increase a bonus payment above the objectively-determined amount.

Awards under the Management Incentive Plan will be payable to participants (provided they are employed by the Company or any of its subsidiaries as of the determination date) as soon as practicable after final determination by the Compensation Committee, but in no event later than March 15 of the year following the performance period. Any payments will be made in cash, in restricted stock (to the extent that restricted stock is available and permitted to be issued under another properly approved plan), or partly in cash and partly in restricted stock, in such proportion as the Compensation Committee may determine in its sole discretion; provided that, with respect to any payments to be made in cash, the participant may, subject to the approval of the Compensation Committee, elect to instead receive such payments in the form of stock options (with an exercise price equal to the fair market value of Torchmark common stock on the payment date of the bonus), restricted stock and/or restricted stock units, to the extent that such options, restricted stock and/or restricted stock units are available and permitted to be issued under another properly approved plan. Any election by a participant to receive payment of an award under the Management Incentive Plan other than in cash must be submitted to the Compensation Committee in writing no later than June 30 of the calendar year to which the performance period relates.

Deferral of Receipt of Awards. Each participant who is entitled to participate in the Torchmark Corporation Restated Deferred Compensation Plan (the Deferral Plan) may elect to defer payment of any amounts payable under the Management Incentive Plan in accordance with the Deferral Plan. The terms of the Deferral Plan will apply to the payment of any amounts deferred under the Management Incentive Plan.

Treatment of Awards Upon Termination of Employment Following a Change in Control. The Management Incentive Plan contains a provision providing for the acceleration of payout of a participant’s award in certain circumstances following a change in control of the Company (as defined in the Management Incentive Plan). Following a change in control, if the Company or the surviving corporation terminates a participant’s employment other than for cause or the participant terminates his or her employment with the Company for good reason (as defined in the Plan), then the participant’s target payout opportunity attainable under any bonus award that is outstanding as of the date of the change in control will be considered to have been fully earned as of the date of termination based on an assumed achievement of relevant performance goals at the “target” level. Any accelerated award payable under this provision will be paid to the participant pro rata based on the length of time that has elapsed during the performance period prior to the date of the participant’s termination of employment. Any amount payable under this provision is required to be made within 30 days of the date of termination.

“Clawback” Provision. The Management Incentive Plan contains a “clawback” provision which provides that if the Company’s financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will be required to forfeit the right to receive future payments and/or to repay to the Company any prior payments under the Management Incentive Plan determined by the Compensation Committee to have been inappropriately received. In the event that the Company’s financial results are restated due to fraud or material non-compliance by the Company, as a result of misconduct, with any financial reporting requirements of the federal securities laws, any participant who the Compensation Committee determines participated in or is responsible for the fraud or noncompliance causing the need for the restatement will forfeit the right to receive future payments under the Management Incentive Plan and must repay to the Company any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Amendment and Termination of the Management Incentive Plan. The Company’s Board of Directors or the Compensation Committee may at any time alter, amend, suspend or terminate the Management Incentive Plan in whole or in part. However, no such action will be effective without approval by the stockholders of the Company to the extent that this approval is required to continue to qualify the payments under the Management Incentive Plan for treatment as performance-based compensation under Section 162(m).

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a)	Annual Meeting of Shareholders held April 25, 2013

(b)	Proposal I – Election of Directors for One Year Terms

	For	Against	Abstain	Broker Non-Vote
Charles E. Adair	68,045,825	841,475	158,171	8,151,399
Marilyn A. Alexander	68,813,196	90,403	141,872	8,151,399
David L. Boren	68,114,499	774,980	155,992	8,151,399
Jane M. Buchan	68,779,931	123,039	142,501	8,151,399
Gary L. Coleman	68,588,405	299,701	157,365	8,151,399
Larry M. Hutchison	68,598,215	293,602	153,654	8,151,399
Robert W. Ingram	68,796,842	94,242	154,387	8,151,399
Mark S. McAndrew	68,416,176	484,639	144,656	8,151,399
Lloyd W. Newton	68,078,682	818,816	147,973	8,151,399
Darren M. Rebelez	68,787,016	103,473	154,982	8,151,399
Lamar C. Smith	68,140,903	750,796	153,772	8,151,399
Paul J. Zucconi	68,745,794	145,329	154,348	8,151,399

Proposal II -

	For	Against	Abstain	Broker Non-Vote
Ratification of Deloitte & Touche LLP as Independent Auditor for 2013	76,617,364	477,115	102,391	0

Proposal III -

	For	Against	Abstain	Broker Non-Vote
Approval of 2013 Management Incentive Plan	67,124,569	1,671,791	248,960	8,151,550

Proposal IV -

	For	Against	Abstain	Broker Non-Vote
Advisory Approval of 2012 Executive Compensation (Annual “Say-on-Pay”)	66,925,305	1,702,971	417,044	8,151,550

(c)	Not applicable.

(d)	Torchmark will include a shareholder vote on the compensation of executives in its proxy materials each year until the next required vote in 2014 on the frequency with which shareholders will vote on the compensation of executives as disclosed in proxy statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1 Torchmark Corporation 2013 Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: April 30, 2013	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and
Secretary